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                                                                     EXHIBIT 8.1

                              ALSTON & BIRD LLP
                         601 Pennsylvania Avenue, NW
                          North Building, 11th Floor
                             Washington, DC 20004

                             202-756-3300 (Phone)
                              202-756-3333 (Fax)

                               December 6, 1999


Centura Banks, Inc.
134 North Church Street
Rocky Mount, North Carolina  27804

       RE: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares issued pursuant to the Agreement and Plan of Reorganization by and Between Triangle Bancorp, Inc. ("Triangle") and Centura Banks, Inc. ("Centura") dated as of August 22, 1999 (the "Reorganization Agreement")

Ladies and Gentlemen:

       We have acted as counsel to Centura in connection with the registration of shares of its Common Stock (the "Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by Centura with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of
Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

       In the Merger, Triangle will merge into a newly-formed, wholly-owned subsidiary of Centura, pursuant to North Carolina law, and each outstanding share of Triangle Common Stock (the only class outstanding) is to be converted into a fractional share of Centura Common Stock. Immediately after that merger, the merger subsidiary will be merged with and into Centura. The "Merger" includes both mergers. Cash will be paid in lieu of issuance of fractional shares. Triangle shareholders are not entitled to dissent to the Merger.

       In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in the Reorganization Agreement, the Registration Statement, and certificates dated December 3, 1999 in which officers of Triangle and officers of Centura make certain representations on behalf of Triangle and Centura regarding the Merger (which statements we have neither investigated nor verified) ("Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

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Centura Banks, Inc.
December 6, 1999
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       In giving this opinion we have with your permission assumed that the statements in the Tax Certificates will be true as of the Effective Time, and that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, and (b) Triangle's only outstanding stock (as that term is used in Section 368 of the Internal Revenue
Code) is the Triangle Common Stock.

       Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement, for federal income tax purposes:

              (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

              (2) No gain or loss will be recognized by Centura, Triangle or Centura's merger subsidiary as a result of the Merger.

              (3) No gain or loss will be recognized by the shareholders of Triangle as a result of the exchange of all of the shares of Triangle Common Stock that they own for Centura Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of any cash in lieu of a fractional share.

              (4) The tax basis of Centura Common Stock to be received by the Triangle shareholders, who exchange all of their Triangle Common Stock for Centura Common Stock in the Merger, will be the same as the tax basis of the Triangle Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

              (5) The holding period of the Centura Common Stock to be received by Triangle shareholders, who exchange all of their Triangle Common Stock for Centura Common Stock in the Merger (and cash received in lieu of fractional shares of Centura Common Stock), will include the holding period of the Triangle Common Stock surrendered in exchange therefor, provided the Triangle shares were held as a capital asset by the Triangle shareholders on the date of the exchange.

              (6) The payment of cash to Triangle shareholders in lieu of fractional share interests of Centura Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Centura. These cash

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Centura Banks, Inc.
December 6, 1999
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                     payments will be treated as having been received as
                     distributions in full payment in exchange for the Centura Common Stock redeemed, as provided in Section 302 of the Internal Revenue Code.

       We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Our opinion does not address among other matters: (1) state, local, or foreign tax consequences of the Merger; (2) federal income tax consequences to Triangle shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who hold their stock as part of a straddle or conversion transaction; (3) federal income tax consequences affecting shares of Triangle Common Stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; (4) the tax consequences to holders of options to acquire shares of Triangle Common Stock; and (5) the tax consequences to Centura and Triangle of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

       This opinion represents our best legal judgment, but it is not binding on any governmental agency and is not a guarantee of result. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied might adversely affect our opinions.

       We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY - Your Expected Tax Treatment as a Result of the Merger," "DESCRIPTION OF TRANSACTION - Expected Tax Treatment as a Result of the Merger" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as
Exhibit 8 to the Registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                             Very truly yours,

                                             ALSTON & BIRD LLP

                                             /s/ JASPER L. CUMMINGS, JR.

                                             Jasper L. Cummings, Jr.
                                             A partner of the firm

JLC/ppb